Table of Contents

Banco Bradesco S.A
Exhibit 7.1

			December 31,
	2007		2008		2009
	Preferred	Common	Preferred	Common	Preferred	Common
Dividend per share
Actual dividends declared
(in millions of reais)	R$1,479	R$1,344	R$1,349	R$1,227	R$1,485	R$1,350
Weigthed average number of shares outstanding	1,655,650,313	1,654,409,790	1,684,573,384	1,684,494,483	1,687,895,921	1,687,866,458
Dividend per share	R$0.89	R$0.81	R$0.80	R$0.73	R$0.88	R$0.80